EXHIBIT 99.1

                                  Press Release
    Rio Vista Energy Partners L.P. Announces Appointment Of New Chief Executive
                                     Officer

                Partnership Implements Steps To Improve Cash Flow


HOUSTON, TX - JUNE 28, 2005. Rio Vista Energy Partners L.P. (NASDAQ: RVEP), a supplier of LPG for distribution to Northeast Mexico, announced today that Charles C. Handly was appointed as President and Chief Executive Officer of Rio Vista GP LLC ("General Partner"), the general partner of Rio Vista Energy Partners L.P. ("Rio Vista") effective June 23, 2005. Mr. Handly replaces Richard Shore, Jr. who resigned from all positions with the General Partner on June 22, 2005. Mr. Handly, has served as an executive officer of the General Partner since July 2003. Before joining Rio Vista and its affiliate, Penn Octane Corporation, Mr. Handly worked at Exxon Corporation (now Exxon Mobil Corporation) for 38 years. Based on his extensive experience, Mr. Handly is expected to provide the requisite leadership for Rio Vista as it seeks to implement steps to improve cash flows. These steps may include reduction of operating costs, restructuring of certain obligations, and raising additional debt and/or equity capital. Under Mr. Handly's leadership, Rio Vista is also actively pursuing discussions regarding a possible sale of all or a portion its LPG assets.

In its Form 8-K filed with the Securities and Exchange Commission on June 9, 2005, Rio Vista described its expected operating cash shortfalls during the summer months of 2005 in connection with the new agreement between Rio Vista and P.M.I. Trading Limited ("PMI") for sales of liquefied petroleum gas ("LPG") for the period June 4, 2005 through March 31, 2006. This agreement provides Rio Vista with greater certainty regarding future volume commitments than during the previous 8 months when Rio Vista was operating on month to month arrangements (other than the period January 2005 through March 2005 when there was a three month arrangement). Any additional volumes of LPG purchased by PMI over minimum contract volumes described in the Form 8-K would generate additional cash flow to Rio Vista. In addition, the volume commitments during the winter periods are expected to provide Rio Vista with positive operating cash flow.

About  Rio  Vista  Energy  Partners  L.P.

Rio Vista Energy Partners L.P. ("Rio Vista") is an energy services master limited partnership that owns or operates Liquefied Petroleum Gas (LPG) assets in Southeast Texas and Northeastern Mexico. The partnership seeks to grow through the acquisition of qualified oil and gas assets. All of Rio Vista's common units were distributed to the stockholders of Penn Octane Corporation ("Penn Octane") (NASDAQ: POCC) on September 30, 2004.

Forward-Looking  Statements


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Certain  of  the statements in this news release are forward-looking statements, including statements regarding efforts to improve of cash flows, reduction of operating costs, restructuring of certain obligations, raising additional debt and/or equity capital, exploring alternatives regarding a possible sale of assets, future LPG volumes, and prospects for the LPG business. Although these statements reflect Rio Vista's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include lower than expected demand and reduced margins for Rio Vista's products. There is no assurance that Rio Vista's cost reduction measures will be adequate or that a sale of assets can be completed on terms satisfactory to Rio Vista, if at all. If Rio Vista does not have sufficient capital resources for acquisitions or opportunities for expansion, Rio Vista's growth and Rio Vista's ability to pay quarterly distributions will be limited. Rio Vista is unlikely to have sufficient available cash to pay the minimum quarterly distribution to common unitholders beginning with distribution otherwise payable in the third quarter of 2005. All of Rio Vista's assets are pledged as collateral for existing debt of Penn Octane, and Rio Vista therefore may be unable to obtain additional financing collateralized by such assets. Rio Vista's ability to complete future acquisitions and expansions may not be successful. Additional information regarding risks affecting Rio Vista's business may be found in Rio Vista's registration statement on Form 10 and its reports on Form 8-K, Form 10-Q and Form 10-K and Penn Octane's reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.


________________________________________
Contact:
     Penn Octane Corporation
     Charles C. Handly / Ian T. Bothwell, 760-772-9080 or
     CEOcast, Inc. for Penn Octane Corporation
     Ed Lewis, 212-732-4300